Exhibit 99.1

Genworth Financial Announces Fourth Quarter 2014 Results

•	Long Term Care Insurance (LTC) Active Life Margin Review Substantially Complete (Pending Regulatory Filings); Majority Of LTC Block Has Positive Margin But Acquired Blocks And New York Subsidiary Had Negative Margins Resulting In 4Q14 Charges

•	Commenced Strategic Review Of Businesses

•	Initial Charges Taken To Rationalize Portfolio

•	Mortgage Insurance Turnaround Near Complete; Continued Strong Loss Ratio In Australia, Canada And United States

•	LTC Remains A Priority; Seeking Structural And Regulatory Reform

•	Retained Solid Capital Positions And Significant Holding Company Liquidity

Richmond, VA (February 10, 2015) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the period ended December 31, 2014. The company reported a net loss1 of $760 million, or $1.53 per diluted share, compared with net income of $208 million, or $0.41 per diluted share, in the fourth quarter of 2013. The net operating loss2 for the fourth quarter of 2014 was $416 million, or $0.84 per diluted share, compared with net operating income of $193 million, or $0.38 per diluted share, in the fourth quarter of 2013.

The company reported a net loss of $1,244 million, or $2.51 per diluted share, in 2014, compared with net income of $560 million, or $1.12 per diluted share, in 2013. The company reported a net operating loss of $381 million, or $0.77 per diluted share, in 2014, compared with net operating income of $616 million, or $1.24 per diluted share, in 2013.

The current quarter results included an after-tax GAAP charge of $478 million related to the LTC active life margin review of its blocks acquired before 1996. Additionally, the company’s New York subsidiary had a preliminary3 incremental negative margin of $195 million. The company increased statutory reserves by $39 million in the New York subsidiary in the fourth quarter, with the remaining $156 million recognized over the next four years. The remaining LTC blocks have positive margin. The company also recorded non-cash charges of $340 million after-tax reflecting the write off of

[1]	Unless otherwise stated, all references in this press release to net income (loss), net income (loss) per share, book value, book value per share and stockholders’ equity should be read as net income (loss) available to Genworth’s common stockholders, net income (loss) available to Genworth’s common stockholders per share, book value available to Genworth’s common stockholders, book value available to Genworth’s common stockholders per share and stockholders’ equity available to Genworth’s common stockholders, respectively.
[2]	This is a financial measure not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.
[3]	Preliminary margins as of September 30, 2014 in force – modeled with December 31, 2014 treasury rates.

remaining life insurance and LTC goodwill, as well as a tax charge related to a change in its permanent reinvestment assertion in Australia mortgage insurance (MI) and a tax benefit in connection with the company’s plan to sell the lifestyle protection insurance business, which was previously identified as non-core, discussed below.

In response to current market realities, the company is embarking on a multistep restructuring plan targeting cash savings in excess of $100 million pre-tax over the next two years. In January, the company began the consolidation of its U.S. Life Insurance Division and corporate holding company functions, which resulted in the reduction of key leadership positions. In connection with the company’s plan to sell the lifestyle protection insurance business, the company completed an internal debt restructuring recognizing tax benefits of $108 million in the quarter impacting net loss. In addition, while no decisions have been made, the company recognized a tax charge of $174 million as it is no longer asserting its intent to permanently reinvest earnings from Genworth Mortgage Insurance Australia Limited.

“I am disappointed by the continued challenges in our older LTC blocks and how it is overshadowing otherwise strong performance and momentum in other businesses, however we have taken steps on many fronts to deal with these challenges in order to strengthen and rebuild the future. During the quarter we conducted a thorough review of our portfolio, exploring all options to maximize long-term shareholder value. As a result, we are taking proactive measures to leverage our strengths, namely in the Global Mortgage Insurance Division, and rationalize our portfolio including reducing costs and debt levels. These efforts will better position the company for profitable growth, and improve our capital position and return on equity,” said Tom McInerney, President and CEO. “While LTC continues to be challenged, we plan to capitalize on our industry leadership and drive regulatory changes that are necessary to sustain this business long term.”

Consolidated Net Income (Loss) & Net Operating Income (Loss)

	Three months ended December 31 (Unaudited)
	2014		2013
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share	Total % change
Net income (loss) available to Genworth’s common stockholders	$(760)	$(1.53)	$208	$0.41	NM	[4]
Adjustment: Net income attributable to noncontrolling interests in Australia MI	22	0.04	N/A	N/A	N/A

Net income (loss) available to Genworth’s common stockholders before net income attributable to noncontrolling interests in Australia MI2	$(738)	$(1.49)	$208	$0.41	NM	[4]

Net operating income (loss)	$(416)	$(0.84)	$193	$0.38	NM	[4]
Adjustment: Net operating income attributable to noncontrolling interests in Australia MI	21	0.04	N/A	N/A	N/A

Net operating income (loss) before net operating income attributable to noncontrolling interests in Australia MI2	$(395)	$(0.79)	$193	$0.38	NM	[4]

Weighted average diluted shares[5]	496.7		501.2
Book value per share	$30.04		$29.08
Book value per share, excluding accumulated other comprehensive income (loss)	$21.09		$23.95

[4]	The company defines “NM” as not meaningful for increases or decreases greater than 200 percent.
[5]	Under applicable accounting guidance, companies in a loss position are required to use basic weighted average common shares outstanding in the calculation of diluted loss per share. Therefore, as a result of the company’s loss for the three and twelve months ended December 31, 2014, the company was required to use basic weighted average common shares outstanding in the calculation of diluted loss per share, as the inclusion of shares for stock options, restricted stock units and stock appreciation rights would have been antidilutive to the calculation. If the company had not incurred a loss during the three and twelve months ended December 31, 2014, dilutive potential weighted average common shares outstanding would have been 499.9 million and 502.0 million, respectively.

Consolidated Net Income (Loss) & Net Operating Income (Loss)

	Twelve months ended December 31 (Unaudited)
	2014		2013
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share	Total % change
Net income (loss) available to Genworth’s common stockholders	$(1,244)	$(2.51)	$560	$1.12	NM	[4]
Adjustment: Net income attributable to noncontrolling interests in Australia MI	56	0.11	N/A	N/A	N/A

Net income (loss) available to Genworth’s common stockholders before net income attributable to noncontrolling interests in Australia MI2	$(1,188)	$(2.39)	$560	$1.12	NM	[4]

Net operating income (loss)	$(381)	$(0.77)	$616	$1.24	(162)%
Adjustment: Net operating income attributable to noncontrolling interests in Australia MI	55	0.11	N/A	N/A	N/A

Net operating income (loss) before net operating income attributable to noncontrolling interests in Australia MI2	$(326)	$(0.66)	$616	$1.24	(153)%

Weighted average diluted shares[5]	496.4		498.7
Book value per share	$30.04		$29.08
Book value per share, excluding accumulated other comprehensive income (loss)	$21.09		$23.95

During the fourth quarter of 2014 in connection with the preparation of its financial statements, the company recorded after-tax goodwill impairments of $129 million in the long term care insurance business and $145 million in the life insurance business, in each case, as a result of current market conditions and potential further decreases in sales. The impairments reduced the goodwill of these two businesses to zero.

Net investment losses, net of taxes and other adjustments, were $4 million in the quarter, compared to net investment gains, net of taxes and other adjustments, of $15 million in the prior year.

On May 21, 2014, the company completed the minority initial public offering (IPO) of 33.8 percent of its Australia MI business and as a result, net income attributable to noncontrolling interests in the Australia MI business was $22 million in the quarter. The company’s net loss before net income attributable to noncontrolling interests in the Australia MI business was $738 million, or $1.49 per diluted share, in the fourth quarter of 2014 compared with net income available to Genworth’s common stockholders of $208 million, or $0.41 per diluted share, in the fourth quarter of 2013. The company’s net operating loss before net operating income attributable to noncontrolling interests in the Australia MI business for the fourth quarter of 2014 was $395 million, or $0.79 per diluted share, compared with net operating income of $193 million, or $0.38 per diluted share, in the fourth quarter of 2013.

Net operating income (loss) results are summarized in the table below:

Net Operating Income (Loss)

(Amounts in millions)	Q4 14	Q3 14	Q4 13
U.S. Life Insurance Division:
U.S. Life Insurance	$(482)	$(322)	$119

Total U.S. Life Insurance Division	(482)	(322)	119

Global Mortgage Insurance Division:
International Mortgage Insurance	62 [6]	87 [6]	101
U.S. Mortgage Insurance (U.S. MI)	21	(2)	6

Total Global Mortgage Insurance Division	83	85	107

Corporate and Other Division:
International Protection	(4)	3	13
Runoff	16	5	19
Corporate and Other	(29)	(88)	(65)

Total Corporate and Other Division	(17)	(80)	(33)

Total Net Operating Income (Loss)	$(416)	$(317)	$193

Net operating income (loss) excludes net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions and other adjustments, net of taxes. A reconciliation of net operating income (loss) of segments and Corporate and Other activities to net income (loss) is included at the end of this press release.

Unless specifically noted in the discussion of results for the International Mortgage Insurance and International Protection segments, references to percentage changes exclude the impact of translating foreign denominated activity into U.S. dollars (foreign exchange). Percentage changes, which include the impact of foreign exchange, are found in a table at the end of this press release. The impact of foreign exchange on results in the fourth quarter of 2014 was an unfavorable impact of $3 million versus the prior quarter and $6 million versus the prior year.

[6]	Excludes net operating income attributable to noncontrolling interests in the Australia MI business of $21 million and $23 million, respectively, in the fourth quarter of 2014 and third quarter of 2014 related to the Australia MI IPO completed on May 21, 2014.

U.S. Life Insurance Division

U.S. Life Insurance Division net operating loss was $482 million, compared with a net operating loss of $322 million in the prior quarter and net operating income of $119 million a year ago.

U.S. Life Insurance Division

Net Operating Income (Loss)

(Amounts in millions)	Q4 14	Q3 14	Q4 13
U.S. Life Insurance
Long Term Care Insurance	$(506)	$(361)	$42
Life Insurance	1	13	56
Fixed Annuities	23	26	21

Total U.S. Life Insurance	(482)	(322)	119

Total U.S. Life Insurance	$(482)	$(322)	$119

Sales

(Amounts in millions)	Q4 14	Q3 14	Q4 13
U.S. Life Insurance
Long Term Care Insurance
Individual	$17	$28	$24
Group	6	1	2
Life Insurance
Term Life	11	13	9
Term Universal Life	—	—	—
Universal Life	7	11	5
Linked Benefits	5	4	3
Fixed Annuities	495	371	730

Account Value

(Amounts in millions)	Q4 14	Q3 14	Q4 13
Fixed Annuities	$19,278	$19,156	$18,737

U.S. Life Insurance Division

Key Points

•	U.S. Life Insurance Division net operating loss was $482 million, compared with a net operating loss of $322 million in the prior quarter and net operating income of $119 million a year ago. The net operating loss in the quarter reflected the completion of the company’s annual review of its LTC active life margins that resulted in after-tax charges of $478 million on its acquired blocks.

•	Compared to the prior quarter, sales results were mixed with individual LTC and life insurance products lower but higher for fixed annuities.

•	The consolidated risk-based capital (RBC) ratio is estimated to be approximately 430 percent[7], down from approximately 445 percent at the end of the third quarter of 2014.

[7]	Company estimate for the fourth quarter of 2014, due to timing of the filing of statutory statements.

•	As of December 31, 2014, 47 states have approved the initial round of premium rate increases and six states have approved a second round of premium rate increases as part of the 2012 in force premium rate action. The company continues to expect to achieve $250 to $300 million of additional annual premiums when fully implemented by 2017.

•	In September 2013, the company announced that it began filing for LTC premium rate increases on certain Privileged Choice® and Classic Select® policies sold between 2003 and 2012. As of December 31, 2014, 22 states have approved these rate increases.

Long Term Care Insurance

Long term care insurance net operating loss was $506 million, compared with a net operating loss of $361 million in the prior quarter and net operating income of $42 million in the prior year.

During the quarter, the company substantially completed (pending regulatory filings) its annual review of active life margins, including a review of the associated assumptions and methodologies. The company updated its margin assumptions and methodologies, informed by the work done in connection with the claim reserve review completed in the third quarter of 2014. The updates resulted in changes to claim termination rates and benefit utilization assumptions and associated methodologies, which materially reduced the company’s active life margins. As part of the review, the company also developed updated assumptions relating to planned in force premium rate increases on in force policies that offset much of the reduction on margins from the updated margin assumptions, and also reviewed its other active life margin assumptions, including but not limited to claims frequency, and investment allocation and returns. As previously disclosed, the company is required to separately test its acquired LTC blocks for recoverability as part of its loss recognition testing margin review which resulted in a negative margin for those blocks, and the company unlocked the associated active life reserve assumptions, while the margin on the remaining blocks was positive. The current quarter impact of this unlocking, as well as additional adjustments to reserves, are as follows:

•	Reserves were increased $729 million pre-tax or $474 million after-tax and the present value of future profits balance of $6 million pre-tax or $4 million after-tax was written off as a result of annual loss recognition testing;

•	Claim reserves were increased a net $24 million pre-tax or $16 million after-tax, as a result of a $44 million after-tax correction to the prior quarter’s claim reserve primarily related to claims in course of settlement, partially offset by a $28 million after-tax refinement of assumptions relating to claim termination rates.

Results for the quarter also included lower benefits from premium increases and reduced benefit options of $3 million after-tax versus the prior quarter and a favorable benefit of $7 million after-tax versus the prior year related to the premium increases approved and implemented to date.

Benefits and other changes in policy reserves increased $151 million after-tax versus the prior quarter and increased $549 million after-tax versus the prior year. Results versus the prior quarter were primarily impacted by the completion of the annual review of active life margins completed in the current quarter and the impact in the prior quarter from the completion of the claim reserve review, in addition to lower reinsurance benefits in the current quarter. Performance was unfavorable to the prior year primarily from the completion of the annual review of active life margins in the current quarter, but was also impacted by higher new claim severity assumptions resulting from the claim reserve review completed in the third quarter of 2014 in addition to higher frequency of new claims.

Individual LTC sales of $17 million were lower than the prior quarter and the prior year. In July 2014, the company launched its Privileged Choice Flex 3.0 product. This product is now available in 45 states. Sales are expected to continue at low levels in the near term due to the introduction of this higher priced product and ratings pressure.

Life Insurance

Life insurance net operating income was $1 million, compared with $13 million in the prior quarter and $56 million in the prior year. Results in the quarter included a correction to a reserve calculation on a reinsurance transaction of $32 million. Mortality performance was $14 million favorable compared to the prior quarter and $10 million unfavorable compared to the prior year. Prior quarter results included $10 million of unfavorable items and prior year results included $14 million of favorable items.

Sales of $23 million decreased compared to the prior quarter and increased compared to the prior year. Linked benefit product deposits were $42 million in the quarter, down from $47 million in the prior quarter and up from $27 million in the prior year.

Fixed Annuities

Fixed annuities net operating income was $23 million, compared with $26 million in the prior quarter and $21 million in the prior year. Results in the quarter reflected slightly improved mortality results and lower expenses but also included higher amortization of deferred acquisition costs versus the prior quarter and the prior year. Sales in the quarter totaled $495 million, up sequentially but down versus the prior year given the lower interest rate environment.

U.S. Life Insurance Division Statutory Capital

The consolidated RBC ratio is estimated to be approximately 430 percent7, down from approximately 445 percent at the end of the third quarter of 2014, and the consolidated U.S. life insurance companies unassigned surplus is estimated to be $155 million7, down from approximately $290 million at the end of the third quarter of 2014. Primary drivers in the quarter include:

•	$39 million increase in LTC cash flow testing reserves in the New York subsidiary as part of the annual review of LTC active life margins. Remaining $156 million reserve increase spread over next four years;

•	$70 million reserve increase relating to life insurance products with secondary guarantees in the New York subsidiary;

•	Approximately $80 million unassigned surplus benefit from the completion of a life reinsurance transaction; and

•	Approximately $155 million unfavorable taxes associated with the planned sale of the lifestyle protection insurance business, from intercompany tax sharing agreements. Brookfield Life & Annuity Insurance Company, the parent company of the lifestyle protection insurance business, had a favorable impact of approximately $230 million.

Global Mortgage Insurance Division

Global Mortgage Insurance Division had net operating income of $83 million, compared with $85 million in the prior quarter and $107 million a year ago.

Global Mortgage Insurance Division

Net Operating Income (Loss)

(Amounts in millions)	Q4 14		Q3 14	Q4 13
International Mortgage Insurance
Canada	$36		$46	$44
Australia	33	[6]	48 [6]	66
Other Countries	(7)		(7)	(9)

Total International Mortgage Insurance	62		87	101
U.S. Mortgage Insurance	21		(2)	6

Total Global Mortgage Insurance	$83		$85	$107

Sales

(Amounts in billions)	Q4 14	Q3 14	Q4 13
International Mortgage Insurance
Flow
Canada	$5.5	$6.8	$5.0
Australia	8.0	8.1	9.0
Other Countries	0.5	0.4	0.5
Bulk
Canada	2.3	5.6	2.4
Australia	0.1	1.0	—
Other Countries	—	—	0.6
U.S. Mortgage Insurance
Primary Flow	6.9	7.5	4.9
Primary Bulk	—	—	—

International Mortgage Insurance Segment

Key Points

•	Reported International Mortgage Insurance segment net operating income was $62 million, compared with $87 million in the prior quarter and $101 million a year ago. Results in the quarter reflected a $21 million decrease in net operating income versus the prior year as a result of the minority IPO of 33.8 percent of the Australia MI business, which was completed on May 21, 2014. Results were impacted by less favorable tax benefits of $23 million versus the prior quarter and $21 million versus the prior year. Results were also impacted by unfavorable foreign exchange of $5 million versus the prior year. The loss ratio was 26 percent in Canada and 15 percent in Australia.

•	In Canada, flow new insurance written (NIW) was down 16 percent[8] sequentially and up 18 percent[8] year over year. In addition, in the current quarter, the company completed $2.3 billion of bulk transactions, consisting of low loan-to-value prime loans.

•	In Australia, flow NIW was up five percent[8] sequentially and down six percent[8] year over year.

•	The Canadian and Australian MI businesses continue to maintain sound capital positions and paid $109 million in dividends to the holding company in 2014.

Canada Mortgage Insurance

Canada reported net operating income of $36 million versus $46 million in the prior quarter and $44 million in the prior year. The loss ratio in the quarter was 26 percent, up five points from the prior quarter from seasonally higher new delinquencies, net of cures, and up four points from the prior year. Results included less favorable tax benefits of $6 million versus the prior quarter and $5 million versus the prior year and higher expenses versus the prior quarter. Flow NIW was down 16 percent8 sequentially primarily from a seasonally smaller

[8]	Percent change excludes the impact of foreign exchange.

originations market and up 18 percent8 year over year from a larger originations market. In addition, the company completed several bulk transactions in the quarter of approximately $2.3 billion in total, consisting of low loan-to-value prime loans, reflecting its selective participation in this market. At quarter end, the Canada mortgage insurance business had a minimum capital test (MCT) ratio of 225 percent7, in excess of the targeted level.

Australia Mortgage Insurance

Australia reported net operating income of $33 million versus $48 million in the prior quarter and $66 million in the prior year. Results in the quarter reflected a $21 million decrease in net operating income versus the prior year as a result of the minority IPO of 33.8 percent of the Australia MI business, which was completed on May 21, 2014. The loss ratio in the quarter was 15 percent, down six points sequentially from seasonally lower new delinquencies and favorable aging of existing delinquencies and down six points from the prior year. Results were impacted by less favorable tax benefits of $17 million versus the prior quarter and $16 million versus the prior year, including a $7 million net unfavorable impact in the current quarter. Flow NIW was up five percent8 sequentially from normal seasonal variation and down six percent8 year over year from a slightly smaller mortgage insurance market. At quarter end, the Australia mortgage insurance business had a prescribed capital amount (PCA) ratio of 159 percent7, in excess of the targeted range.

Other Countries Mortgage Insurance

Other Countries had a net operating loss of $7 million, compared to $7 million in the prior quarter and $9 million in the prior year. During the quarter, a lender settlement was executed reducing outstanding risk in force in Ireland from approximately $700 million to $60 million.

U.S. Mortgage Insurance Segment

Key Points

•	U.S. MI net operating income was $21 million, compared with a net operating loss of $2 million in the prior quarter and net operating income of $6 million in the prior year. Results in the prior quarter included $4 million of favorable tax benefits from a prior year true-up, as well as $34 million of after-tax accruals recorded principally in connection with the settlement agreement with Bank of America as well as discussions with another servicer in an effort to resolve pending disputes over loss mitigation activities. The company has recently received government-sponsored enterprise (GSE) approvals in connection with the Bank of America settlement agreement and resolved the servicer dispute consistent with prior period accruals. The loss ratio in the current quarter was 61 percent.

•	Flow NIW decreased eight percent from the prior quarter and increased 41 percent from the prior year to $6.9 billion.

•	The risk-to-capital ratio for Genworth Mortgage Insurance Corporation (GMICO) is estimated at 14.2:1[7] and the combined risk-to-capital ratio is estimated at 14.5:1[7] as of December 31, 2014.

Total flow delinquencies decreased three percent sequentially and 22 percent versus the prior year. New flow delinquencies decreased approximately six percent from the prior quarter from recent seasonal variation and decreased approximately 19 percent from the prior year, reflecting the continued burn through of delinquencies from the 2005 to 2008 book years. The flow average reserve per delinquency was $30,200, down slightly from the prior quarter.

Total losses were down $50 million versus the prior quarter reflecting the pre-tax accruals of approximately $53 million recorded in the third quarter principally in connection with the settlement agreement with Bank of America as well as discussions with another servicer in an effort to resolve pending disputes over loss mitigation activities. Loss mitigation savings were $59 million in the quarter.

Flow NIW of $6.9 billion decreased eight percent from the prior quarter from a seasonally smaller purchase originations market and increased 41 percent versus the prior year primarily from a larger purchase origination market and an approximately two point increase in estimated market share. During the quarter, the company increased its single premium lender paid new insurance written reflecting its selective participation in this market. Future volumes of this product will vary depending on the evaluation of the risk return profile of these transactions. Overall private mortgage insurance market penetration was flat compared with the prior quarter and up approximately three points year over year as purchase penetration increased. The company’s estimate of its market share at the end of the quarter is approximately 15 percent. Flow persistency was 83 percent. In addition, the Home Affordable Refinance Program (HARP) accounted for about $0.3 billion in the quarter of insurance that is treated as a modification of the coverage on existing insurance in force rather than NIW, bringing the total current insurance in force under the HARP program to $18.9 billion.

The combined U.S. MI statutory risk-to-capital ratio is estimated at 14.5:17 at the end of the fourth quarter with the risk-to-capital ratio for GMICO estimated at 14.2:17.

On July 10, 2014, the Federal Housing Finance Agency (FHFA) released publicly a draft of the revised GSE private mortgage insurer eligibility requirements (PMIERs). The company currently intends that its U.S. MI business will meet the additional capital requirements contained in the PMIERs by the effective date, primarily through reinsurance (or similar) transactions, together with cash available at the holding company. The company will seek to utilize the transition period provided for in the draft guidelines if it does not comply by the anticipated effective date (subject to GSE approval). The company and its U.S. MI business believe that they are well positioned to meet the draft version of the operational and financial requirements contained in the guidelines within the prescribed transition period and expect the business to maintain its strong presence in the private mortgage insurance market.

Corporate and Other Division

Corporate and Other Division net operating loss was $17 million, compared with $80 million in the prior quarter and $33 million in the prior year.

Corporate and Other Division

Net Operating Income (Loss)

(Amounts in millions)	Q4 14	Q3 14	Q4 13
International Protection	$(4)	$3	$13
Runoff	16	5	19
Corporate and Other	(29)	(88)	(65)

Total Corporate and Other	$(17)	$(80)	$(33)

Account Value

(Amounts in millions)	Q4 14	Q3 14	Q4 13
Variable Annuities	$7,434	$7,566	$8,020
Guaranteed Investment Contracts, Funding Agreements Backing Notes and Funding Agreements	493	526	896

International Protection Segment

International Protection reported a net operating loss of $4 million, compared with net operating income of $3 million in the prior quarter and $13 million in the prior year. Results in the current quarter reflected $4 million of net unfavorable items including higher claim reserves on certain contracts, an unfavorable shift in the mix of contracts with profit share, higher expenses and unfavorable foreign exchange. Results in the prior year reflected $10 million of favorable adjustments. At quarter end, the lifestyle protection insurance business had a regulatory capital ratio of approximately 365 percent7, well in excess of regulatory requirements.

Runoff Segment

The Runoff segment’s net operating income was $16 million, compared with $5 million in the prior quarter and $19 million in the prior year. Results in the current quarter reflect lower equity market performance versus the prior year primarily impacting variable annuity products. Results also reflect favorable taxes versus the prior quarter and the prior year. The prior quarter’s results included a favorable impact from refinement of deferred acquisition costs assumptions related to the company’s annual review of assumptions in variable annuity products.

Corporate and Other

Corporate and Other’s net operating loss was $29 million, compared with $88 million in the prior quarter and $65 million in the prior year. Results in the current quarter reflect favorable taxes versus the prior quarter and prior year.

Investment Portfolio Performance

Net investment income increased to $819 million, compared to $805 million in the prior quarter primarily from changes in prepayment speeds on structured securities due to lower interest rates. The reported yield for the current quarter was 4.63 percent. The core yield2 was down slightly compared to the prior quarter at 4.38 percent.

Net investment losses, net of taxes and other adjustments, were $4 million in the quarter, compared to net investment gains, net of taxes and other adjustments, of $15 million in the prior year.

Net unrealized investment gains were $2.5 billion, net of taxes and other items, as of December 31, 2014 compared with $2.1 billion as of September 30, 2014 and $0.9 billion as of December 31, 2013. The fixed maturity securities portfolio had gross unrealized investment gains of $5.8 billion as of December 31, 2014 compared with $3.3 billion as of December 31, 2013 and gross unrealized investment losses of $0.3 billion as of December 31, 2014 compared with $1.0 billion as of December 31, 2013.

Holding Company

Genworth’s holding company9 ended the quarter with approximately $1.1 billion10 of cash and liquid assets, down approximately $35 million compared to the prior quarter, from $76 million of debt interest payments and $26 million of net other expenses partially offset by $67 million of dividends paid from the operating companies. The holding company targets maintaining cash balances of at least one and a half times its annual debt service expense plus a risk buffer of $350 million. The company ended the quarter with a buffer of approximately $685 million in excess of one and a half times annual debt service.

[9]	Holding company cash and liquid assets comprises assets held in Genworth Holdings, Inc. (the issuer of outstanding public debt) which is a wholly-owned subsidiary of Genworth Financial, Inc.
[10]	Comprises cash and cash equivalents of $953 million and U.S. government bonds of $150 million.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a leading Fortune 500 insurance holding company committed to helping families become more financially secure, self-reliant and prepared for the future. Genworth has leadership positions in long term care insurance and mortgage insurance and competitive offerings in life insurance and fixed annuities that assist consumers in solving their insurance, retirement and home ownership needs.

Genworth operates through three divisions: U.S. Life Insurance, which includes long term care insurance, life insurance and fixed annuities; Global Mortgage Insurance, containing U.S. Mortgage Insurance and International Mortgage Insurance segments; and the Corporate and Other Division, which includes the International Protection and Runoff segments. Products and services are offered through financial intermediaries, advisors, independent distributors and sales specialists. Genworth, headquartered in Richmond, Virginia, traces its roots back to 1871 and became a public company in 2004. For more information, visit genworth.com. From time to time, Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of genworth.com. From time to time, Genworth’s publicly traded subsidiaries, Genworth MI Canada Inc. and Genworth Mortgage Insurance Australia Limited, separately release financial and other information about their operations. This information can be found at http://genworth.ca and http://www.genworth.com.au.

Conference Call and Financial Supplement Information

This press release and the fourth quarter 2014 financial supplement are now posted on the company’s website. Additional information regarding business results, strategic update and the LTC active life margin review will be posted on the company’s website, http://investor.genworth.com, by 7:30 a.m. on February 11, 2015. Investors are encouraged to review these materials.

Genworth will conduct a 90 minute conference call on February 11, 2015 at 8:00 a.m. (ET) to discuss fourth quarter 2014 results, cover results of LTC active life margin review, and provide an update on strategic priorities. The conference call will be accessible via telephone and the Internet. The dial-in number for the conference call is 877 888.4034 or 913 489.5101 (outside the U.S.); conference ID # 9155802. To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

Replays of the call will be available through February 25, 2015 at 888 203.1112 or 719 457.0820 (outside the U.S.); conference ID # 9155802. The webcast will also be archived on the company’s website.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measures entitled “net operating income (loss)” and “net operating income (loss) per share.” Net operating income (loss) per share is derived from net operating income (loss). The chief operating decision maker evaluates segment performance and allocates resources on the basis of net operating income (loss). The company defines net operating income (loss) as income (loss) from continuing operations excluding the after-tax effects of income attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions and infrequent or unusual non-operating items. Gains (losses) on insurance block transactions are defined as gains (losses) on the early extinguishment of non-recourse funding obligations, early termination fees for other financing restructuring and/or resulting gains (losses) on reinsurance restructuring for certain blocks of business. The company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the company’s segments and Corporate and Other activities. A component of the company’s net investment gains (losses) is the result of impairments, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt and gains (losses) on insurance block transactions are also excluded from net operating income (loss) because, in the company’s opinion, they are not indicative of overall operating trends. Other non-operating items are also excluded from net operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends.

In the fourth quarter of 2014, the company recorded goodwill impairments of $129 million, net of taxes, in the long term care insurance business and $145 million, net of taxes, in the life insurance business. In the third quarter of 2014, the company recorded goodwill impairments of $167 million, net of taxes, in the long term care insurance business and $350 million, net of taxes, in the life insurance business.

The following transactions were excluded from net operating income (loss) for the periods presented as they related to the loss on the early extinguishment of debt. In the second quarter of 2014, the company paid an early redemption payment of approximately $2 million, net of taxes and portion attributable to noncontrolling interests, related to the early redemption of Genworth MI Canada Inc.’s notes that were scheduled to mature in 2015. In the third quarter of 2013, the company paid a make-whole expense of approximately $20 million, net of taxes, related to the early redemption of Genworth Holdings’ notes that were scheduled to mature in 2015.

There were no infrequent or unusual items excluded from net operating income (loss) during the periods presented other than the following items. There was a $66 million net tax impact in the fourth quarter of 2014 from potential business portfolio changes. Although no decisions have been made, the company recognized a tax charge of $174 million in the fourth quarter of 2014 associated with the Australian mortgage insurance business as the company can no longer assert its intent to permanently reinvest earnings in that business. In connection with the company’s plans to sell the lifestyle protection insurance business, the company completed an internal debt restructuring recognizing tax benefits of $108 million in the fourth quarter of 2014.

Also, in the second quarter of 2013, the company recorded a $13 million, net of taxes, expense related to restructuring costs.

While some of these items may be significant components of net income (loss) available to Genworth’s common stockholders in accordance with GAAP, the company believes that net operating income (loss) and measures that are derived from or incorporate net operating income (loss), including net operating income (loss) per common share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses net operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. However, the items excluded from net operating income (loss) have occurred in the past and could, and in some cases will, recur in the future. Net operating income (loss) and net operating income (loss) per common share on a basic and diluted basis are not substitutes for net income (loss) available to Genworth’s common stockholders or net income (loss) available to Genworth’s common stockholders per common share on a basic and diluted basis determined in accordance with GAAP. In addition, the company’s definition of net operating income (loss) may differ from the definitions used by other companies.

The tables at the end of this press release reflect net operating income (loss) as determined in accordance with accounting guidance related to segment reporting, and a reconciliation of net operating income (loss) of the company’s segments and Corporate and Other activities to net income (loss) available to Genworth’s common stockholders for the three and twelve months ended December 31, 2014 and 2013, as well as for the three months ended September 30, 2014.

Adjustments to reconcile net income (loss) attributable to Genworth’s common stockholders and net operating income (loss) assume a 35 percent tax rate and are net of the portion attributable to noncontrolling interests. Net investment gains (losses) are also adjusted for deferred acquisition costs and other intangible amortization and certain benefit reserves.

This press release also includes non-GAAP financial measures entitled “net income (loss) before net income attributable to noncontrolling interests in the Australia MI business” and “net operating income (loss) before net operating income attributable to noncontrolling interests in the Australia MI business.” The company defines net income (loss) before net income attributable to noncontrolling interests in the Australia MI business and net operating income (loss) before net operating income attributable to noncontrolling interests in the Australia MI business as net income (loss) or net operating income (loss), as applicable, adjusted for net income attributable to noncontrolling interests in the Australia MI business but before noncontrolling interests in the Canada MI business. These measures are presented as they are comparable to net income (loss) and net operating income (loss) for the three and twelve months ended December 31, 2013. However, net income (loss) before net income attributable to noncontrolling interests in the Australia MI business and net operating income (loss) before net operating income attributable to noncontrolling interests in the Australia MI business are not substitutes for net income (loss) and net operating income (loss) determined in accordance with GAAP. A reconciliation of net income (loss) before net income attributable to noncontrolling interests in the Australia MI business and net operating income (loss) before net operating income attributable to noncontrolling interests in the Australia MI business to net income (loss) and net operating income (loss) is included in a table at the end of this press release.

This press release includes the non-GAAP financial measure entitled “core yield” as a measure of investment yield. The company defines core yield as the investment yield adjusted for those items that are not recurring in nature. Management believes that analysis of core yield enhances understanding of the investment yield of the company. However, core yield is not a substitute for investment yield determined in accordance with GAAP. In addition, the company’s definition of core yield may differ from the definitions used by other companies. A reconciliation of core yield to reported GAAP yield is included in a table at the end of this press release.

Definition of Selected Operating Performance Measures

The company reports selected operating performance measures including “sales” and “insurance in force” or “risk in force” which are commonly used in the insurance industry as measures of operating performance.

Management regularly monitors and reports sales metrics as a measure of volume of new and renewal business generated in a period. Sales refer to: (1) annualized first-year premiums for long term care and term life insurance products; (2) annualized first-year deposits plus five percent of excess deposits for universal and term universal life insurance products; (3) 10 percent of premium deposits for linked-benefits products; (4) new and additional premiums/deposits for fixed annuities; (5) new insurance written for mortgage insurance; and (6) net premiums written for the lifestyle protection insurance business. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers annualized first-year premiums/deposits, premium equivalents, new premiums/deposits, new insurance written, and net premiums written to be a measure of the company’s operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than a measure of the company’s revenues or profitability during that period.

Management regularly monitors and reports insurance in force and risk in force. Insurance in force for the life, international mortgage and U.S. mortgage insurance businesses is a measure of the aggregate face value of outstanding insurance policies as of the respective reporting date. For risk in force in the international mortgage insurance business, the company has computed an “effective” risk in force amount, which recognizes that the loss on any particular loan will be reduced by the net proceeds received upon sale of the property. Effective risk in force has been calculated by applying to insurance in force a factor of 35 percent that represents the highest expected average per-claim payment for any one underwriting year over the life of the company’s businesses in Canada and Australia. Risk in force for the U.S. mortgage insurance business is the obligation that is limited under contractual terms to the amounts less than 100 percent of the mortgage loan value. The company considers insurance in force and risk in force to be measures of the company’s operating performance because they represent measures of the size of the business at a specific date which will generate revenues and profits in a future period, rather than measures of the company’s revenues or profitability during that period.

This press release also includes information related to loss mitigation activities for the U.S. mortgage insurance business. The company defines loss mitigation activities as rescissions, cancellations, borrower loan modifications, repayment plans, lender- and borrower-titled presales, claims administration and other loan workouts. Estimated savings related to rescissions are the reduction in carried loss reserves, net of premium refunds and reinstatement of prior rescissions. Estimated savings related to loan modifications and other cure related loss mitigation actions represent the reduction in carried loss reserves. Estimated savings related to claims mitigation activities represent amounts deducted or “curtailed” from claims due to acts or omissions by the insured or the servicer with respect to the servicing of an insured loan that is not in compliance with obligations under the company’s master policy. For non-cure related actions, including presales, the estimated savings represent the difference between the full claim obligation and the actual amount paid. Loans subject to the company’s loss mitigation actions, the results of which have been included in the company’s reported estimated loss mitigation savings, are subject to re-default and may result in a potential claim in future periods, as well as potential future loss mitigation savings depending on the resolution of the re-defaulted loan. The company believes that this information helps to enhance the understanding of the operating performance of the U.S. mortgage insurance business as loss mitigation activities specifically impact current and future loss reserves and level of claim payments.

Management also regularly monitors and reports a loss ratio for the company’s businesses. For the long term care insurance business, the loss ratio is the ratio of benefits and other changes in reserves less tabular interest on reserves less loss adjustment expenses to net earned premiums. For the mortgage and lifestyle protection insurance businesses, the loss ratio is the ratio of incurred losses and loss adjustment expenses to net earned premiums. The company considers the loss ratio to be a measure of underwriting performance in these businesses and helps to enhance the understanding of the operating performance of the businesses.

An assumed tax rate of 35 percent is utilized in certain adjustments to net operating income (loss) and in the explanation of specific variances of operating performance and investment results.

These operating performance measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including, but not limited to, the following:

•	Risks relating to all of the company’s businesses, including:

(i) inability to successfully develop and execute strategic plans to effectively address the company’s current business challenges (including with respect to its long-term care insurance business, ratings and capital), including as a result of failure to attract buyers for any assets the company may seek to sell, or securities it may seek to issue, in each case, in a timely manner on anticipated terms; inability to generate required capital; failure to obtain any required regulatory, stockholder and/or noteholder approvals or consents, or the company’s challenges changing or being more costly or difficult to successfully address than currently anticipated or the benefits achieved being less than anticipated; inability to achieve anticipated cost-savings in a timely manner; (ii) inability to increase the capital needed in the company’s businesses in a timely manner and on anticipated terms, including through improved business performance, reinsurance or similar transactions, asset sales, securities offerings or otherwise, in each case as and when required; (iii) inadequate reserves and need to increase reserves, including as a result of any changes the company may make to its assumptions, methodologies or otherwise in connection with periodic or other reviews; (iv) lapse experience for the company’s products differing significantly from its pricing assumptions (particularly with respect to certain of the company’s term life insurance policies where the level premium period is nearing an end, after which premiums may increase significantly and cause the company to experience significantly higher lapses than historically has been the case and adverse selection with respect to those policyholders maintaining their policies; (v) adverse rating agency actions, including with respect to rating downgrades or potential downgrades, being placed on negative outlook or being put on review for potential downgrade, all of which could have adverse implications for the company, including with respect to key business relationships, product offerings, business results of operations, financial condition and capital needs, collateral obligations and availability and terms of hedging, reinsurance and credit facility; (vi) inability to retain, attract and motivate qualified employees and independent sales representatives, particularly in the light of the company’s recent business challenges; (vii) adverse change in regulatory requirements, including risk-based capital; (viii) dependence on dividends and other distributions from the company’s subsidiaries (particularly the company’s Australian and Canadian businesses) and the inability of any subsidiaries to pay dividends or make other distributions to the company, including as a result of the performance of the subsidiaries and insurance, regulatory or corporate law restrictions (including the unwillingness or inability of the subsidiary that indirectly owns most of the company’s interests in the Australian and Canadian mortgage insurance businesses to pay dividends to the company that it receives from those businesses as a result of the impact on its financial condition of its guarantee of certain long-term care insurance related reinsurance arrangements); (ix) inability to borrow under the company’s credit facility; (x) downturns and volatility in global economies and equity and credit markets; (xi) interest rates and changes in rates; (xii) availability, affordability and adequacy of reinsurance to meet the company’s needs; defaults by counterparties to reinsurance arrangements or derivative instruments; (xiii) changes in valuation of fixed maturity, equity and trading securities; defaults or other events impacting the value of the company’s fixed maturity securities portfolio; defaults on the company’s commercial mortgage loans or the mortgage loans underlying its investments in commercial mortgage-backed securities and volatility in performance; (xiv) adverse capital and credit markets adversely affecting the company’s ability to meet capital and liquidity needs; (xv) competition; (xvi) reliance on, and loss of, key distribution relationships; (xvii) extensive regulation on the company’s business and changes in applicable laws and regulations; (xviii) litigation and regulatory investigations or other actions (including the two shareholder class action lawsuits alleging securities law violations filed against the company in 2014); (xix) failure or any compromise of the security of the company’s computer systems, disaster recovery systems and business continuity plans and failures to safeguard, or breaches of, the company’s confidential information; (xx) occurrence of natural or man-made disasters or a pandemic; (xxi) impact of additional regulations pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act; (xxii) ineffective or inadequate risk management; weaknesses in, or ineffective, internal controls; (xxiii) changes in accounting and reporting standards; (xxiv) impairments of or valuation allowances against the company’s deferred tax assets; (xxv) accelerated amortization of deferred acquisition costs and present value of future profits (including as a result of any changes the company may make to its assumptions, methodologies or otherwise in connection with periodic or other reviews); (xxvi) political and economic instability or changes in government policies; and (xxvii) fluctuations in foreign currency exchange rates and international securities markets.

•	Risks relating primarily to the company’s long-term care insurance, life insurance and annuities businesses, including:

(xxviii) the company’s inability to increase sufficiently, and in a timely manner, premiums on in-force long-term care insurance policies and/or reduce in-force benefits, and charge higher premiums on new policies, in each case, as currently anticipated (including the future increases assumed in connection with the completion of the company’s active life reserve review in the fourth quarter of 2014) and as may be required from time to time in the future (including as a result of its failure to obtain any necessary regulatory approvals or unwillingness or inability of policyholders to pay increased premiums); the company’s inability to reflect future premium increases and other management actions in its active life margin calculation as anticipated; (xxix) failure to sufficiently increase demand for the company’s long-term care insurance, life insurance and fixed annuity products; (xxx) adverse impact on the company’s financial results as a result of projected profits followed by projected losses in the company’s long-term care insurance business; (xxxi) deviations from the persistence assumptions used to price and establish reserves for the company’s insurance policies and annuity contracts; (xxxii) medical advances, such as genetic research and diagnostic imaging, and related legislation that impact policyholder behavior in ways adverse to the company; and (xxxiii) inability to continue to implement actions to mitigate the impact of statutory reserve requirements.

•	Risks relating primarily to the company’s mortgage insurance businesses, including:

(xxxiv) deterioration in economic conditions or a decline in home prices that adversely affect the company’s loss experience in mortgage insurance; (xxxv) premiums for the significant portion of the company’s international mortgage insurance risk in-force with high loan-to-value ratios may not be sufficient to compensate the company for the greater risks associated with those policies; (xxxvi) competition in the company’s international and U.S. mortgage insurance businesses, including from government and government-owned and sponsored enterprises offering mortgage insurance; (xxxvii) changes in regulations adversely affecting the company’s international operations; (xxxviii) inability to meet the proposed private mortgage insurance eligibility requirements (PMIERs) on the contemplated timetable with the contemplated funding; (xxxix) the influence of Federal National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac) and a small number of large mortgage lenders and investors on the company’s industry and business and adverse changes to the role or structure of Fannie Mae and Freddie Mac; (xl) increases in U.S. mortgage insurance default rates; (xli) inability to realize anticipated benefits of the company’s rescissions, curtailments and loan modifications; (xlii) problems associated with foreclosure process defects in the United States that may defer claim payments; (xliii) adverse changes in regulations affecting the company’s U.S. mortgage insurance business; (xliv) decrease in the volume of high loan-to-value mortgage originations or increases in mortgage insurance cancellations in the United States; (xlv) increases in the use of alternatives to private mortgage insurance in the United States and reductions by lenders in the level of coverage they select; (xlvi) reduction in profitability and return on capital as a result of reinsurance with reinsurance companies affiliated with the company’s U.S. mortgage lending customers; and (xlvii) liabilities in connection with the company’s U.S. contract underwriting services.

•	Other risks, including:

(xlviii) the possibility that in certain circumstances the company will be obligated to make payments to General Electric Company (GE) under the tax matters agreement with GE even if its corresponding tax savings are never realized and payments could be accelerated in the event of certain changes in control; and (xlix) provisions of the company’s certificate of incorporation and bylaws and the tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests; and

•	Risks relating to the company’s common stock, including:

(l) the continued suspension of payment of dividends and stock price fluctuations.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors:	Amy Corbin, 804 662.2685

amy.corbin@genworth.com

Media:	Al Orendorff, 804 662.2534

alfred.orendorff@genworth.com

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
Revenues:
Premiums	$1,386	$1,310	$5,431	$5,148
Net investment income	819	835	3,242	3,271
Net investment gains (losses)	(10)	26	(20)	(37)
Insurance and investment product fees and other	229	241	912	1,021

Total revenues	2,424	2,412	9,565	9,403

Benefits and expenses:
Benefits and other changes in policy reserves	2,184	1,256	6,620	4,895
Interest credited	185	186	737	738
Acquisition and operating expenses, net of deferrals	405	406	1,585	1,659
Amortization of deferred acquisition costs and intangibles	156	128	571	569
Goodwill impairment	299	—	849	—
Interest expense	118	121	479	492

Total benefits and expenses	3,347	2,097	10,841	8,353

Income (loss) from continuing operations before income taxes	(923)	315	(1,276)	1,050
Provision (benefit) for income taxes	(215)	70	(228)	324

Income (loss) from continuing operations	(708)	245	(1,048)	726
Loss from discontinued operations, net of taxes	—	—	—	(12)

Net income (loss)	(708)	245	(1,048)	714
Less: net income attributable to noncontrolling interests	52	37	196	154

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$(760)	$208	$(1,244)	$560

Income (loss) from continuing operations available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$(1.53)	$0.42	$(2.51)	$1.16

Diluted	$(1.53)	$0.42	$(2.51)	$1.15

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$(1.53)	$0.42	$(2.51)	$1.13

Diluted	$(1.53)	$0.41	$(2.51)	$1.12

Weighted-average shares outstanding:
Basic	496.7	494.7	496.4	493.6

Diluted[5]	496.7	501.2	496.4	498.7

Reconciliation of Net Operating Income (Loss) to Net Income (Loss)

(Amounts in millions, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,		Three months ended September 30,
	2014	2013	2014	2013	2014
Net operating income (loss):
U.S. Life Insurance Division
U.S. Life Insurance segment
Long Term Care Insurance	$(506)	$42	$(815)	$129	$(361)
Life Insurance	1	56	74	173	13
Fixed Annuities	23	21	100	92	26

Total U.S. Life Insurance segment	(482)	119	(641)	394	(322)

Total U.S. Life Insurance Division	(482)	119	(641)	394	(322)

Global Mortgage Insurance Division
International Mortgage Insurance segment
Canada	36	44	170	170	46
Australia	33 [6]	66	200	228	48 [6]
Other Countries	(7)	(9)	(25)	(37)	(7)

Total International Mortgage Insurance segment	62	101	345	361	87
U.S. Mortgage Insurance segment	21	6	91	37	(2)

Total Global Mortgage Insurance Division	83	107	436	398	85

Corporate and Other Division
International Protection segment	(4)	13	8	24	3
Runoff segment	16	19	48	66	5
Corporate and Other	(29)	(65)	(232)	(266)	(88)

Total Corporate and Other Division	(17)	(33)	(176)	(176)	(80)

Net operating income (loss)	(416)	193	(381)	616	(317)
Adjustments to net operating income (loss):
Net investment gains (losses), net	(4)	15	(4)	(11)	(10)
Goodwill impairment, net	(274)	—	(791)	—	(517)
Gains (losses) on early extinguishment of debt, net	—	—	(2)	(20)	—
Tax impact from potential business portfolio changes	(66)	—	(66)	—	—
Expenses related to restructuring, net	—	—	—	(13)	—
Loss from discontinued operations, net of taxes	—	—	—	(12)	—

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	(760)	208	(1,244)	560	(844)
Add: net income attributable to noncontrolling interests	52	37	196	154	57

Net income (loss)	$(708)	$245	$(1,048)	$714	$(787)

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$(1.53)	$0.42	$(2.51)	$1.13	$(1.70)

Diluted	$(1.53)	$0.41	$(2.51)	$1.12	$(1.70)

Net operating income (loss) per common share:
Basic	$(0.84)	$0.39	$(0.77)	$1.25	$(0.64)

Diluted	$(0.84)	$0.38	$(0.77)	$1.24	$(0.64)

Weighted-average shares outstanding:
Basic	496.7	494.7	496.4	493.6	496.6

Diluted[5]	496.7	501.2	496.4	498.7	496.6

Condensed Consolidated Balance Sheets

(Amounts in millions)

	December 31, 2014	December 31, 2013
Assets
Cash, cash equivalents and invested assets	$78,841	$73,505
Deferred acquisition costs	5,042	5,278
Intangible assets	272	399
Goodwill	16	867
Reinsurance recoverable	17,346	17,219
Other assets	633	639
Separate account assets	9,208	10,138

Total assets	$111,358	$108,045

Liabilities and stockholders’ equity
Liabilities:
Future policy benefits	$35,915	$33,705
Policyholder account balances	26,043	25,528
Liability for policy and contract claims	8,043	7,204
Unearned premiums	3,986	4,107
Deferred tax and other liabilities	4,512	4,302
Borrowings related to securitization entities	219	242
Non-recourse funding obligations	1,996	2,038
Long-term borrowings	4,639	5,161
Separate account liabilities	9,208	10,138

Total liabilities	94,561	92,425

Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	11,997	12,127

Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses):
Net unrealized gains (losses) on securities not other-than-temporarily impaired	2,431	914
Net unrealized gains (losses) on other-than-temporarily impaired securities	22	12

Net unrealized investment gains (losses)	2,453	926

Derivatives qualifying as hedges	2,070	1,319
Foreign currency translation and other adjustments	(77)	297

Total accumulated other comprehensive income (loss)	4,446	2,542
Retained earnings	1,179	2,423
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	14,923	14,393
Noncontrolling interests	1,874	1,227

Total stockholders’ equity	16,797	15,620

Total liabilities and stockholders’ equity	$111,358	$108,045

Impact of Foreign Exchange on Operating Results11

Three months ended December 31, 2014

	Percentages Including Foreign Exchange	Percentages Excluding Foreign Exchange[12]
Canada Mortgage Insurance (MI):
Flow new insurance written	10%	18%
Flow new insurance written (4Q14 vs. 3Q14)	(19)%	(16)%

Australia MI:
Flow new insurance written	(11)%	(6)%
Flow new insurance written (4Q14 vs. 3Q14)	(1)%	5%

[11]	All percentages are comparing the fourth quarter of 2014 to the fourth quarter of 2013 unless otherwise stated.
[12]	The impact of foreign exchange was calculated using the comparable prior period exchange rates.

Reconciliation of Net Investment Gains (Losses)

(Amounts in millions)

	Three months ended December 31,		Twelve months ended December 31,		Three months ended September 30,
	2014	2013	2014	2013	2014
Net investment gains (losses), gross	$(10)	$26	$(20)	$(37)	$(27)
Adjustments for:
Deferred acquisition costs and other intangible amortization and certain benefit reserves	1	—	14	32	9
Net investment gains (losses) attributable to noncontrolling interests	1	(2)	—	(13)	3
Taxes	4	(9)	2	7	5

Net investment gains (losses), net of taxes and other adjustments	$(4)	$15	$(4)	$(11)	$(10)

Reconciliation of Net Income (Loss) Before Net Income Attributable To Noncontrolling Interests In The Australia MI Business to Net Income (Loss) Available To Genworth’s Common Stockholders and Net Operating Income (Loss) Before Net Operating Income Attributable To Noncontrolling Interests In The Australia MI Business to Net Operating Income (Loss)

(Amounts in millions)

	Three months ended December 31,		Twelve months ended December 31,		Three months ended September 30,
	2014	2013	2014	2013	2014

Net income (loss) before net income attributable to noncontrolling interests	$(708)	$245	$(1,048)	$714	$(787)
Adjustments for:
Net income attributable to noncontrolling interests in the Australia MI business	22	N/A	56	N/A	23
Net income attributable to noncontrolling interests in the Canada MI business	30	37	140	154	34

Net income (loss) available to Genworth’s common stockholders	$(760)	$208	$(1,244)	$560	$(844)

Net operating income (loss) before net operating income attributable to noncontrolling interests	$(363)	$228	$(183)	$761	$(258)
Adjustments for:
Net operating income attributable to noncontrolling interests in the Australia MI business	21	N/A	55	N/A	23
Net operating income attributable to noncontrolling interests in the Canada MI business	32	35	143	145	36

Net operating income (loss)	$(416)	$193	$(381)	$616	$(317)

Reconciliation of Core Yield to Reported Yield

For the three months ended December 31, 2014
(Assets - amounts in billions)
Reported Total Invested Assets and Cash	$78.2
Subtract:
Securities lending	0.3
Unrealized gains (losses)	6.7
Derivative counterparty collateral	—

Adjusted end of period invested assets	$71.2

Average Invested Assets Used in Reported Yield Calculation	$70.8
Subtract:
Restricted commercial mortgage loans and other invested assets related to securitization entities[13]	0.2

Average Invested Assets Used in Core Yield Calculation	$70.6

(Income - amounts in millions)
Reported Net Investment Income	$819
Subtract:
Bond calls and commercial mortgage loan prepayments	18
Reinsurance[14]	14
Other non-core items[15]	12
Restricted commercial mortgage loans and other invested assets related to securitization entities[13]	2

Core Net Investment Income	$773

Reported Yield	4.63%

Core Yield	4.38%

[13]	Represents the incremental assets and investment income related to restricted commercial mortgage loans and other invested assets.
[14]	Represents imputed investment income related to reinsurance agreements in the lifestyle protection insurance business.
[15]	Includes cost basis adjustments on structured securities, preferred stock income and various other immaterial items.